PATENT LICENSE AGREEMENT BETWEEN TNI BIOTECH, INC., AND JACQUELINE YOUNG.

This Agreement is entered into this 13 day of August 2012 (the "Effective Date") by and between TNI BioTech, Inc. ("Licensee"), a Florida Corporation having its principal place of business at 324 Datura Street, Suite 150 West Palm Beach, Florida 33401 and Jacqueline Young 139 East 33rd Street, Apt 10-K New York, New York 10016 ("Licensor").

Licensee and Licensor are hereafter referred to herein individually as "Party" and collectively as "Parties."

WHEREAS, Licensor is the owner by assignment of certain intellectual property as well as other intellectual property developed by Dr. Bernard Bihari, relating to treatment with opioid antagonists (such as naltrexone) and (met-enkephalin), alone or in combination with standard of care treatments, of a variety of diseases and conditions, including multiple sclerosis, cancer of the prostate, Lymphoproliferative syndrome, including such diseases as malignant lymphoma, chronic lymphocytic leukemia, Hodgkin's lymphoma, and non-Hodgkin's lymphoma, is treated in human patients by the administration, chronic herpes virus infections, chronic herpes viral infections, including chronic genital herpes caused by the herpes simplex virus, Type 2, and chronic infections due to the Epstein-Barr virus, chronic. A treatment method for humans infected with HTLV-III (AIDS) virus, including patients clinically diagnosed as suffering from AIDS, those suffering from AIDS-related complex (ARC). In particular, the inventions relate to methods and formulations for treatment of these conditions, *including but not limited to all* INDs, communications with regulatory agencies, patient data, and letters relating to the intellectual property;

WHEREAS, Licensor desires to have the technology described and claimed in such certain patents and applications developed for commercial and other useful applications; and

WHEREAS, Licensee desires to obtain exclusive rights to protocols and therapies described and claimed in such certain U.S. patents and applications, and to develop and commercialize the technology;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

Section 1 DEFINITIONS

1.1 "Affiliate" means any entity, which controls or is controlled by a party to this Agreement. An entity shall be regarded as in control of another entity for purposes of this Agreement if it owns or controls at least fifty percent (50%) of the shares entitled to vote in the election of directors of such entity (or in the case of an entity that is not a corporation, for the election of a corresponding managing authority).

1.2 "Combination Product" means a product sold by Licensee, where a Licensed Product is sold, in combination with another product that can reasonably be deemed to be a separate product, and which is not it a Licensed Product.

1.3 "Licensed Patents" means U.S. Patent Number 6,586,443, U.S. Patent Number 6,384,044, U.S. Patent Number 6,288,074, U.S. Patent Number 5,356,900, U.S. Patent Number 5,013,739, U.S. Patent Number 4,888,346, and any other intellectual property of Dr. Bihari relating to the following: Multiple, Cancer of the prostate, Lymphoproliferative syndrome, including such diseases as malignant lymphoma, chronic lymphocytic leukemia, Hodgkin's lymphoma, and non-Hodgkin's lymphoma, is treated in human patients by the administration, Chronic herpes virus infections, Chronic herpes viral infections, including chronic genital herpes caused by the herpes simplex virus, Type 2, and chronic infections due to the Epstein-Barr virus, chronic, A treatment method for humans infected with HTLV-III (AIDS) virus, including patients clinically diagnosed as suffering from AIDS, those suffering from AIDS-related complex (ARC) all reissues or modification, reexaminations, or other related U.S. patent filings directed to the same subject matter,.

1.4 "Licensed Process" means any process, procedure or method, the practicing of which in a given country, practices any Valid Claim of the Licensed Patents existing in such country.

1.5 "Licensed Product" means any protocols, methods, therapies, patient information. .

1.6 "Licensee" means TNI BioTech, Inc., and its Affiliates.

1.7 "Gross Sales" means amounts, and/or all other consideration (including any debt or equity securities or instruments), received by Licensee for the sale of Licensed Products in any country in which Patent Rights are granted or being prosecuted in good faith.

1.8 "Sublicense Revenue" means all amounts and/or all other consideration (including any debt and/or equity securities or instruments) received by Licensee from its Sublicensees in consideration for the granting of a sublicense to the Licensed Patents. In the case where the

JLG

Licensed Patents are sublicensed by Licensee. Sublicense Revenue specifically excludes payments made to Licensee by its Sublicensees for bona fide research and/or development funding, or those specified payments made in consideration for the licensing or sublicensing of Licensee's own intellectual property or third party intellectual property for which Licensee has rights to sublicense (but not including any intellectual property rights granted to Licensee hereunder).

1.10 "Valid Claim" means any issued claim of the Licensed Patents that has not expired, or been finally held as invalid or unenforceable by a court or administrative body of competent jurisdiction, as well as any pending claim of the Licensed Patents that is being prosecuted in good faith, and that has not been finally and conclusively rejected.

2.0 LICENSE GRANT

2.1 Except as expressly provided in sections 2.2, 2.3 and 2.4 Licensor hereby grants to Licensee an exclusive worldwide license, with a right to grant sublicenses, in all fields under the Licensed Patents, to make, have made, use, sell, offer for sale and import Licensed Products and to use Licensed Processes.

2.2 Notwithstanding the foregoing, Licensor shall retain a right to practice the Licensed Patents solely for noncommercial, academic research purposes.

2.3 Licensor grants to Licensee the right to grant sublicenses to third parties, provided that: (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) the Licensee remains fully liable for the performance of its and its Sublicensee's obligations hereunder; (iii) no such sublicense or attempt to obtain a sublicensee shall relieve the Licensee of its obligations under Section 6 hereof to exercise its own best efforts, directly or through a sublicense, to discover, develop and market Licensed Product, nor relieve Licensee of its obligations to pay Licensor any and all license fees, royalties and other payments due under this Agreement.

2.4 All rights and licenses granted by Licensor to Licensee under this Agreement are subject to: (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology that is the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, the Licensee agrees that, to the extent required under 35 U.S.C. Section 204, any Licensed Product used, sold, distributed, rented or leased by the Licensee, an Affiliate or a Sublicensee in the United States will be manufactured substantially in the United States.

Section 3 LICENSE FEE

3.1 Within 10 days of the effective date of this Agreement. Licensee shall pay to Licensor a non-refundable License Issue Fee in the amount of ten dollars and other consideration.

3.2 Licensee also hereby issue 500,000 restricted common shares of TNI BioTech, Inc., to Licensor and or her assigns and 20,000 restricted common shares of TNI BioTech, Inc., to two employees of Licensor.

3.3 Licensor shall maintain a TNI BioTech, Inc., office in New York City for a minimum of two years and provide a budget to run the office within 120 days of the signing of the Agreement not to exceed $200,000 annually.

Section 4 ROYALTIES

4.1 Licensee shall pay to Licensor a running royalty of 1% of Gross Sales by Licensee. In the event that Licensee's making, use, sale, offer for sale or importation of Licensed Products requires Licensee to pay any amount to secure any necessary third party intellectual property rights to engage in such activity in view of such third party's intellectual property, including without limitation payment of royalties to such third parties, costs associated with establishing that such rights are not necessary or that such third party intellectual property is invalid or unenforceable, then Licensee shall be entitled to credit such amounts against royalties due hereunder up to 0.25% of the royalties due for any reporting period, but in no event shall the royalty rate paid to Licensor be less than 0.75% of Gross Sales by Licensee.

4.2 Licensee shall pay to Licensor a royalty of One Percent (1%) of Sublicense Revenue (hereafter termed a "Sublicense Royalty") where the Patent Rights are sublicensed to a third party ("Sublicensee") in conjunction with the granting of substantial intellectual property rights other than under the Licensed Patents, which other intellectual property rights are licensable by Licensee, including but not limited to patents, copyrights, trade marks, trade secrets and know-how. In the event that no other substantial intellectual property rights are included in a sublicense of the Patent Rights (a "Naked Sublicense"), then the Sublicense Royalty payable by Licensee to Licensor shall be One Percent (1%) of Sublicense Revenues.

4.3 Royalty payments shall be made annually in accordance with and concurrent with the royalty reporting obligations set forth in sections 6.2 and 6.3, below.

Section 5 DILIGENCE

5.1 Licensee shall use commercially reasonable efforts, or shall cause its Affiliates and/or Sublicensees to use commercially reasonable efforts to develop Licensed Products or Licensed Processes and to introduce Licensed Products or Licensed Processes into the commercial market. Specifically, Licensee, its Affiliates or Sublicensees shall:

5.1.1 apply a minimum amount of One Hundred Ten Thousand Dollars ($110,000.00) funding per year to the development of Low Dose Naltrexone.

5.1.2 Make the first commercial sale of a Licensed Product by December of 2014.

5.2 In the event that Licensor determines that Licensee has failed to meet its obligations under section 5.1.1 of this Agreement, then Licensor shall notify Licensee of such determination and provide Licensee One Hundred Twenty (120) days to refute such determination. In the event Licensee is unable to refute such determination, then Licensor may request an updated funding plan from Licensee, such funding plan shall include a "Minimum Royalty" payment to the Licensor of One Hundred Thousand Dollars ($100,000.00), to be funded in the years following such determination. Failure by Licensee to meet such updated funding plan may be treated by Licensor as a material breach of this Agreement.

5.3 In the event that Licensee fails to make a first commercial sale by the date provided in Section 5.1.2, Licensee shall be obligated to pay to Licensor a Minimum Royalty in the amount specified above, for each year subsequent to 2014, until such time as Licensee makes a first commercial sale. Minimum royalty payments shall be due within Ten (10) days of the last day of the calendar year in which they are due.

Section 6 REPORTING

6.1 Prior to the first commercial sale of a Licensed Product, and within Forty-Five (45) days after the end of each calendar year, Licensee shall provide Licensor with a written report of progress in the development and commercialization of Licensed Products or Licensed Processes, in accordance with the obligations set forth in Section 5.1, above.

6.2 Within Thirty (30) days of the end of each calendar year following the first commercial sale of a Licensed Product, Licensee shall provide Licensor with a royalty report that provides, in reasonable detail: (i) the selling price of each type of Licensed Product sold by Licensee; (ii) the number of each type of Licensed Product sold; (iii) the royalties, in U.S. dollars, payable under this Agreement on those sales.

6.3 Within Thirty (30) days of the end of each calendar year following the granting of any sublicenses hereunder, Licensee shall provide Licensor with a Sublicense Royalty report (such Sublicense Royalty report may be combined with the royalty report identified in Section 6.2). Which provides, in reasonable detail: (i) the identity of any such Sublicensee; (ii) amount of Sublicense Revenue received from each such Sublicensee; and (iii) the amount of Sublicense Royalty due to Licensor under this Agreement.

Section 7 RECORD KEEPING

7.1 Licensee shall keep books and records accurately showing all Licensed Products, used, sold, imported or otherwise disposed of under the terms of this Agreement. Licensee shall preserve those books and records for at least Ten (10) years from the date of the royalty payment to which they pertain and shall open them to inspection by representatives or agents of Licensor at reasonable times at Licensee's facilities.

7.1.1 In the event that such inspection shows that Licensee has underpaid royalties by Ten Percent (10%) or more with respect to any calendar year, the Licensee shall pay, within Sixty (60) days after demand by Licensor, the costs and expenses of such review.

7.1.2 If such underpayment is in excess of Twenty Percent (20%) for any calendar year, or an aggregate of One Hundred Thousand Dollars ($100,000.00) during the inspection period, Licensee shall also reimburse Licensor for the costs of such inspection.

7.1.3 In the event of a licensing inspection, Licensee is required to provide auditors with detailed information including detailed sales, inventory, manufacturing, purchasing, transfer records, customer lists, access to invoices, purchase orders, sales orders, shipping documentation, cost information, pricing policies, etc.

Section 8 PATENT FILING AND MAINTENANCE

8.1 Licensor shall bear responsibility for filing, maintenance and prosecution of the Licensed Patents. Notwithstanding the foregoing, in consideration of Licensee's payment of prosecution and maintenance costs, Licensee shall have the right to review and comment upon all material communications to and/or from any patent offices, which Licensor shall use reasonable efforts, subject to its reasonable discretion, to incorporate Licensee's comments into any such communications.

8.2 In the event that Licensee notifies Licensor that it does not wish to support the filing, continued prosecution or maintenance of Licensed Patents in any individual country, then

Licensee's obligations to reimburse costs for such filing, prosecution or maintenance shall terminate upon such notification. In the event that Licensor chooses to continue such filing, prosecution and/or maintenance in such country, then any patent issuing thereon shall not be included in Licensed Patents. Notwithstanding the foregoing, Licensor shall have the sole discretion and right regarding the decision as to whether to submit United States Patent Office.

Section 9 INFRINGEMENT

9.1 Licensee will protect its Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action maybe reasonably necessary, proper, and justified.

9.2 If Licensee shall have supplied Licensor with written evidence demonstrating prima facie infringement of a claim of the Patent Rights by a third party selling products in competition with the Licensee or any of its Affiliates or Sublicensees, Licensor may by notice request that Licensee take steps to assert the Patent Rights against such third party. Unless Licensor shall within Ninety (90) of receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, Licensee, upon written notice to Licensor, may initiate legal proceedings against the infringer at the Licensee's expense and any settlement of a legal proceeding to enforce any Patent Rights against an alleged infringer shall not be subject to Licensor's approval.

9.3 Any recovery by a Party that initiates and/or bears the cost of legal proceedings to enforce any Patent Rights against an alleged infringer shall first be used to reimburse such licensee for its reasonable costs and legal fees incurred to conduct such proceedings. The balance shall be divided Ninety Percent (90%) to Licensee and Ten Percent (10%) to Licensor.

9.4 In the event one party shall initiate or carry on legal proceedings to enforce any Patent Rights against an alleged infringer, the other party shall use its best efforts to reasonably cooperate fully with and shall supply all assistance (including legally joining the action) reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce Patent Rights shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section 9.4.

Section 10 TERMINATION OF AGREEMENT

10.1 Unless terminated earlier in accordance with this Section 10, this Agreement shall expire on a country-by-country basis in each country where Patent Rights exist, upon the expiration of the last to expire patent in such country, or in the event the patent in such country is held to be

invalid and/or unenforceable (by a court or government body of competent jurisdiction) or admitted to be invalid and/or unenforceable.

10.2 Licensee may terminate this Agreement upon One Hundred Twenty (120) days written notice to Licensor, and shall pay to Licensor any and all royalties and costs that have accrued under Sections 5. 6 and 9 of this Agreement, up to the date of actual termination.

10.3 Subject to the dispute resolution provisions provided in Section 14.2, in the event Licensee fails to pay any amounts due and payable to Licensor hereunder, and fails to make such payments within one hundred and twenty days after receiving written notice of such failure, Licensor may terminate this Agreement immediately upon written notice to Licensee.

10.4 Subject to the resolution provisions provided in Section 15.2, in the event Licensee commits a material breach of this Agreement, and fails to cure that breach One Hundred Twenty (120) days after receiving written notice thereof, Licensor may terminate this Agreement immediately upon written notice to Licensee.

10.5 Upon early termination of this Agreement for any reason, Licensee shall provide Licensor with a written inventory of Licensed Products still owned by Licensee. Licensee shall be permitted to dispose of such inventory by sale, within one hundred eighty days following such early termination. Notwithstanding the termination of this Agreement, any disposal by sale of such inventory shall be subject to the terms of this Agreement relating, inter alia, to royalties and reporting.

10.6 Upon any termination of this Agreement pursuant to Section 10.2, 10.3 or 10.4, any Sublicensees of Licensee under this Agreement shall become a direct licensee of Licensor, provided as a condition precedent, that Licensors obligations to any such Sublicensees are no greater than Licensor's obligations to Licensee under this Agreement. Licensee shall provide written notice to each Sublicensee with a copy of such notice provided to Licensor.

11.0 REPRESENTATIONS AND WARRANTIES

11.1 Licensor represents and warrants that it has the right to enter into this Agreement.

11.2 EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT,

VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

Specifically, and not to limit the confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Licensor makes no warranty or representation (i) regarding the validity or scope of the Licensed Patents, and (ii) that the exploitation of the Licensed Patents or any Licensed Product or Licensed Process will not infringe any patents or other intellectual property of any third party except as set forth in Section 1.1.

11.3 IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PERSON OR PROPERTY AND LOST PROFITS, RESULTING FROM LICENSEE'S PRACTICE OF THE LICENSED PATENTS.

11.4 IN NO EVENT SHALL LICENSOR'S LIABILITY TO THE LICENSEE EXCEED THE PAYMENTS MADE TO LICENSOR BY LICENSEE UNDER THIS AGREEMENT.

11.5 The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

Section 12 INDEMNIFICATION AND INSURANCE

12.1 The Licensee will indemnify, defend and hold Licensor harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys fees) based on or arising out of this Agreement, including, without limitation, (i) the discovery, development, manufacture, packaging, use, sale, rental or lease of Licensed Products, even if altered for use for a purpose not intended, (ii) the use of Licensed Patents, by the Licensee, its Affiliates, its Sublicensees or its (or their) customers, (iii) any representation made or warranty given by the Licensee, its Affiliates or Sublicensees with respect to Licensed Products or Licensed Patents, (iv) any infringement claims relating to Licensed Products or Licensed Patents, and (v) any asserted violation of the Export Laws (as defined in Section 15.5 hereof) by the Licensee, its Affiliates or Sublicensees. The Licensee will reimburse Licensor for the cost of enforcing this Section 12.1.

12.2 The Licensee shall maintain, during the term of this Agreement, commercial general liability insurance (including product liability and contractual liability insurance) with reputable

JLY

and financially secure insurance carriers acceptable to Licensor to cover the activities of the Licensee, its Affiliates and its Sublicensees, for minimum limits of One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage per occurrence and in the aggregate; provided further that before administration of any Licensed Product to any humans, for clinical, research, or any other use, Licensee, its Affiliates and its Sublicensees will increase such minimum limits to no less than Two Million Dollars ($2,000,000.00). Such insurance shall include Licensor, its trustees, faculty, officers, employees and agents as additional insureds. The Licensee shall furnish a certificate of insurance evidencing such coverage, with One Hundred Eighty (180) days written notice to Licensor of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Licensee's indemnity obligation under Section 12.1 of this Agreement.

12.3 The Licensee's insurance shall be primary coverage; any insurance Licensor may purchase shall be excess and noncontributory. The Licensee's insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

Section 13 NOTICES

13.1 Any payment, notice or other communication required or permitted under this Agreement must be in writing to the appropriate address given below, or to such other address as one party designates by written notice to the other party. The parties deem payment, notice or other communication to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) on the fourth day after mailing if mailed by first-class mail, postage paid; (c) on the second day after delivery to an overnight courier service such as Federal Express, if sent by such a service; or (d) upon confirmed transmission by telecopier.

The parties' addresses are as follows:
For Licensor:
Jacqueline Young
139 East 33rd Street, Apt 10-K
New York, New York 10016

For Licensee:
TNI BioTech Inc.,
324 Datura Street, Suite 150
West Palm Beach, FL 33401
Attention: President

JLY

with a copy to the Office of the General Counsel:
Brinen & Associates, LLC
7 Dey Street. Suite 1503
New York, New York 10007
Telephone: (212) 330-8151 Facsimile: (212) 227-0201

Section 14 PATENT MARKING Licensee shall include appropriate patent marking on all Licensed Products made, sold, or otherwise disposed of by Licensee, such patent marking shall be in accordance with appropriate patent marking laws of the country in which such products are made, sold or otherwise disposed of. Licensee shall cause its Affiliates and/or Sublicensees to similarly mark any Licensed Products made, sold or otherwise disposed of by such Affiliates or Sublicensees.

Section 15 GENERAL

15.1 Confidentiality. All information provided to Licensor by Licensee under this Agreement, including but not limited to progress and royalty reports, and other financial, business and/or technical information, is deemed to be Confidential Information.

15.1.1 Licensor will maintain the confidentiality of the Confidential Information and will not disclose the Confidential Information to any third party, and will not use the Confidential Information for any purpose other than as necessary to administer this Agreement.

15.1.2 The obligations of Licensor with respect to Confidential Information will not apply to information disclosed under this Agreement to the extent such information: (a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Licensor; (b) is in Licensor's possession at the time of disclosure other than as a result of prior disclosure by Licensee or a breach of any legal obligation by Licensor or a third party (c) becomes known to Licensor through disclosure by sources other than Licensee having no duty of confidentiality to Licensee, whether direct or indirect, with respect to such information and having the legal right to disclose such information; (d) is independently developed by Licensor without deference to or reliance upon the information as can be documented by written records; or (e) is required to be disclosed by Licensor to comply with applicable laws or governmental regulations, provided that the Licensor provides prior written notice of such disclosure to the Licensee and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

15.1.3 The provisions of this Section 15 relating to confidentiality shall be in force and effect for Two (2) years following the termination of this Agreement.

JLY

15.2 Dispute Resolution. Any dispute arising between the Parties shall be first addressed by a meeting between the Parties to discuss, and in good faith, attempt to negotiate a settlement of such dispute. Pending the outcome of such discussions, which discussions shall not exceed one hundred and eighty days unless mutually agreed to by the Parties, and attempts at settlement of such dispute, the Parties shall continue to perform in accordance with all provisions of this Agreement to the extent such terms are not in dispute, including but not limited to the maintenance of Licensee's rights to practice the Licensed Patents, and obligations to pay royalties under this Agreement.

15.3 Assignment. This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party, except in conjunction with a sale of all or substantially all of one Party's assets upon which such Party shall provide the other Party written notice of such sale.

15.4 Waiver. The failure of either Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the Party against which such waiver is being sought.

15.5 Compliance with Laws and Government Regulations.

15.5.1 Licensee shall observe all applicable United States and foreign laws and regulations with respect to the research, development, manufacture, marketing and transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration ("Export Laws"). To this end, the Licensee shall cooperate with Licensor as reasonably necessary to permit Licensor to comply with the Export Laws. The Licensee hereby represents and covenants that the Licensee: (a) is neither a national of nor controlled by a national of any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S.-origin goods, services, or technologies; (c) will not export or re-export, directly or indirectly, any goods, services, or technology, to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology, or services; and (d) in the event that a U.S. government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from Licensor under this Agreement and/or any products created by using such technical information or any part thereof), the Licensee shall obtain any necessary U.S. government license or other authorization prior to undertaking the export or re-export.

15.5.2 Notwithstanding any provision in this Agreement, Licensor disclaims any obligation or liability arising under the license provisions of this Agreement if the Licensee is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application. The Licensee shall comply upon reasonable notice from Licensor with all governmental requests directed to either Licensor or the Licensee and provide all information and assistance necessary to comply with the governmental requests.

15.6 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

15.7 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.8 Amendment. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.

15.9 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within One Hundred Eighty (180) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

15.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

15.11 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.12 Entire Agreement. This Agreement, which may be executed in one or more counterparts, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Jacqueline Young	TNI BioTech, Inc.
By: [signature]	By: [signature]
Name: Jacqueline Young	Name: Noreen Griffin
Title:	Title: Chief Executive Officer